Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and among	Docket Nos. 10-179-WA/RB-HC
10-179-WA/RB-SM
HIGHLANDS BANKSHARES, INC. Abingdon, Virginia

HIGHLANDS UNION BANK Abingdon, Virginia

and

FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia

WHEREAS, in recognition of their common goal to maintain the financial soundness of Highlands Bankshares, Inc., Abingdon, Virginia ("Bankshares"), a registered bank holding company, and its subsidiary bank, Highlands Union Bank, Abingdon, Virginia (the "Bank"), a state-chartered bank that is a member of the Federal Reserve System, Bankshares, the Bank, and the Federal Reserve Bank of Richmond (the "Reserve Bank") have mutually agreed to enter into this Written Agreement (the "Agreement"); and
WHEREAS, on, October 13, 2010, the boards of directors of Bankshares and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing James D. Moorefield to enter into this Agreement on behalf of Bankshares and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Bankshares and the Bank, and their institution-affiliated parties, as defined in sections 3(u) and

8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bankshares, Bank, and the Reserve Bank agree as follows:

Source of Strength
    1.          The board of directors of Bankshares shall take appropriate steps to fully utilize Bankshares's financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement, and any other supervisory action taken by the Bank's federal or state regulator.

Board Oversight
    2.          Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:
(a)          The actions that the board of directors will take to improve the Bank's condition and maintain effective control over, and supervision of, the Bank's major operations and activities, including but not limited to, credit risk management, asset quality, capital, earnings, liquidity, and information technology;
(b)          a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank's adversely classified assets, allowance for loan and lease losses ("ALLL"), capital, liquidity, and earnings;

(c)          the maintenance of adequate and complete minutes of all board and committee meetings, approval of such minutes, and their retention for supervisory review;
(d)          policies to ensure prompt resolution of regulatory concerns; and
(e)          the establishment of a written management succession plan for key senior officers.

Credit Risk Management

3.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:
(a)          strategies to minimize credit losses and reduce the level of problem assets; and
(b)          stress testing of loan and portfolio segments.

Credit Administration

 4.   Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written credit administration program that shall, at a minimum, address, consider, and include:
(a)          An analysis of a borrower's and any guarantor's repayment sources, global financial condition, income, liquidity, cash flow and contingent liabilities;
(b)          the preparation of appropriate and complete documentation to support the granting of, renewal or modification of loans;
(c)          the cessation of the practice of capitalizing interest on problem loans;
(d)          policies and procedures for the timely performance of appraisals; and
(e)          the development and implementation of a workout process, including, but not limited to, appropriate workout plans for problem loans.

Loan Grading and Loan Review

5.     Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the effective grading of the Bank's loan portfolio. The program shall provide for policies, procedures, and processes for the timely and ongoing grading of loans. The program shall, at a minimum, address, consider, and include:
(a)         Standards and criteria for assessing the credit quality of loans, including a discussion of the factors used to assign appropriate risk grades to loans;
(b)          procedures for the early identification of problem loans;
(c)          procedures to re-evaluate the grading of loans in the event of material changes, in the borrower's performance or the value of the collateral;
(d)          procedures to evaluate the grading of all loans assigned less than a pass grade at least quarterly;
(e)          designation of the person(s) responsible for the grading of loans;
(f)           controls to ensure staffs consistent application and adherence to the loan grading system; and
(g)          a mechanism for reporting to senior management and the board of directors, at least monthly, that at a minimum: summarizes the Bank's loan grades; describes trends in asset quality; identifies the loans that are nonperforming, adversely graded, or identified as needing special attention, describes the status of those loans, and describes the actions taken, or to be taken, by management for strengthening of the quality of any such loans.
6.          Within 30 days of this Agreement, the Bank shall conduct a review of the adequacy of the staffing of the loan review function, and shall prepare a written report that summarizes the findings. Within the same time period, the report shall be submitted to the

Reserve Bank.

Asset Improvement
       7.     The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the combined report of inspection and examination conducted by the Reserve Bank that commenced on March 22, 2010 (the "Report of Examination"), or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank's risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank's interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank's interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower's credit file for subsequent supervisory review. For purposes of this Agreement, the term "related interest" is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).
8.      (a)   Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve the Bank's position through repayment, amortization, liquidation, additional collateral, or other means on each loan, relationship, or other asset in excess of $500,000, including other real estate owned ("OREO"), that are past due as to principal or interest more than 90 days as of the date of this Agreement, are on the Bank's problem loan list, or were adversely classified in the Report of Examination.
(b)          Within 30 days of the date that any additional loan, relationship, or other asset in excess of $500,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank's problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan to improve the Bank's position on such loan, relationship, or asset.
(c)          Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank's current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.
Allowance for Loan and Lease Losses
     9.   (a)    Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "loss" in the Report of Examination that have not been previously collected in full or charged off. The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified "loss" unless otherwise approved in writing by the Reserve Bank.
   (b)           Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank's loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank's loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.
(c)          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the Bank's revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve

Bank, within 30 days after the end of each calendar quarter, a written report regarding the board of directors' quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of the ALLL for that quarter.

Capital Plan

    10.    Within 60 days of this Agreement, Bankshares and the Bank shall submit to the Reserve Bank an acceptable joint written plan to maintain sufficient capital at Bankshares on a consolidated basis, and at the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:
(a)           Bankshares's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
(b)          the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
(c)          the adequacy of the Bank's capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected earnings, and the results of the consolidated organization's stress testing;
(d)          the source and timing of additional funds to fulfill Bankshares's and the Bank's future capital requirements; and
(e)          the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Bankshares serve as a source of strength to the Bank.

11.          Bankshares and the Bank shall notify the Reserve Bank, in writing, no more than 30 days after the end of any calendar quarter in which any of Bankshares's consolidated capital ratios or the Bank's capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan's minimum ratios. Together with the notification, the Bankshares and the Bank shall submit an acceptable written plan that details the steps Bankshares or the Bank, as appropriate, will take to increase Bankshares's or the Bank's capital ratios to or above the approved capital plan's minimums.

Liquidity and Funds Management

12.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised written contingency funding plan that, at a minimum, includes adverse scenario planning and identifies and quantifies available sources of liquidity for each scenario.

Investment Portfolio Management

13.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised written investment policy that shall, at a minimum, address, consider, and include:
(a)          A description of acceptable and unacceptable types of investments within the categories of permissible investments;
(b)          a well-documented pre-purchase analysis of the characteristics and risks of a proposed investment;
(c)          periodic review of the credit quality and liquidity of the investment portfolio;
(d)          enhancements to the pricing methodology and documentation requirements for all investments, including those less liquid and those which have no readily quoted market prices;
(e)          procedures to mitigate risk and control loss exposure;
(f)           reporting, review, and approval procedures to and by the board of directors;
(g)          procedures to assess for impairments and to ensure that the Bank's valuation processes and impairment analyses, including recognition of Other Than Temporary Impairment ("OTTI"), are in accordance with generally accepted accounting principles, including FASB Staff Position (FSP) FAS 115-2 and FAS 124-2, Recognition and Presentation of Other Than Temporary Impairments, and regulatory reporting instructions;
(h)          an independent validation of OTTI; and
(i)          the annual review of the investment policy by the board of directors.

Earnings Plan and Budget

14.           (a)         Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank a written business plan for 2011 to improve the Bank's earnings and overall condition. The plan, at a minimum, shall provide for or describe:
(i)           a realistic and comprehensive budget for 2011, including income statement and balance sheet projections; and
(ii)           a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
(b)           During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2011 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

Information Technology

15.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for information technology ("IT"). The program shall, at a minimum, address, consider, and include:
(a)           An enterprise-wide information security risk assessment, as required by Appendix D-2 to Regulation H of the Board of Governors (12 C.F.R. Part 208, App. D-2) and Appendix F to Regulation Y of the Board of Governors (12 U.S.C. Part 225, App.F), to enable the Bank to meet all applicable requirements for protecting nonpublic customer information and to assist the Bank in making future appropriate adjustments to its information security safeguards;
(b)          revised current policies, procedures, and controls to address logical information security;
(c)          procedures and controls to strengthen the effectiveness and integrity of the Bank's information security program; and
(d)          the information technology security deficiencies noted in the Report of Examination.
     16.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written disaster recovery and business continuity program for the Bank that describes the specific actions that will be taken to ensure the prompt resumption of business activity in the event of an emergency that affects information technology systems and operations. The program shall, at a minimum, address, consider, and include:
(a)          A risk assessment;
(b)          the designation of a qualified business continuity officer;

(c)           back-up systems necessary to recover and restore facilities, hardware, software, communications, data files, customer files and services, and other pertinent operations;
(d)           written contracts with service providers and vendors;
(e)           periodic testing;
                (f)        annual board of directors' review of the program; and
(g)           the deficiencies noted in the Report of Examination related to business continuity and disaster recovery.

Dividends and Distributions

17.     (a)          Bankshares and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the "Director").
  (b)          Bankshares and its nonbank subsidiary shall not directly or indirectly take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
  (c)          Bankshares and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
  (d)          All requests for prior written approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Bankshares's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bankshares and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

    18.        (a)          Bankshares and its nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
        (b)           Bankshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

    19.    (a)          In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
            (b)           The Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).

Compliance with the Agreement

    20.     (a)          Within 10 days of this Agreement, Bankshares's and the Bank's boards of directors shall appoint a joint committee (the "Compliance Committee") to monitor and coordinate Bankshares's and the Bank's compliance with the provisions of this Agreement. The Compliance Committee shall consist of a majority of outside directors who are not executive officers of Bankshares or the Bank as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). The Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to Bankshares's and the Bank's boards of directors.
         (b)            Within 30 days after the end of each calendar quarter following the date of this Agreement, Bankshares and the Bank shall submit to the Reserve Bank joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Program and Policy

21.       (a)          The Bank and, as applicable, Bankshares, shall submit written plans, programs, and a policy that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 3, 4, 5, 8(a), 8(b), 9(c), 10, 11, 12, 13, 15 and 16 of this Agreement.
    (b)          Within 10 days of approval by the Reserve Bank, the Bank and, as applicable, Bankshares, shall adopt the approved plans, programs, and policy. Upon adoption, the Bank and, as applicable, Bankshares, shall promptly implement the approved plans, programs, and policy, and thereafter fully comply with them.
    (c)          During the term of this Agreement, the approved plans, programs, and policy shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

22.            All communications regarding this Agreement shall be sent to:

(a)	Mr. A. Linwood Gill, III
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia 23261-7622

(b)	Mr. Samuel L. Neese
Chief Executive Officer
Highlands Bankshares, Inc.
Highlands Union Bank
340 W. Main Street
Abingdon, Virginia 24210

Miscellaneous

23.          Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bankshares and the Bank to comply with any provision of this Agreement.
24           The provisions of this Agreement shall be binding upon Bankshares and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
25.          Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
26.          The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bankshares and the Bank or any of their current or former institution- affiliated parties and their successors and assigns.

     27.           Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831 aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 13th of October, 2010.

HIGHLANDS BANKSHARES, INC.		FEDERAL RESERVE BANK
HIGHLANDS UNION BANK		OF RICHMOND

By:	/s/ James D. Moorefield	By:	/s/ A. Linwood Gill, III
	James D. Moorefield		A. Linwood Gill, III
	Chairman		Vice President